        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                   2001        2000
           SIX MONTHS ENDED JUNE 30 (In millions)                  -----       -----
Income from continuing operations...........................       $  74       $  68
Add
  Interest..................................................          57          67
  Portion of rentals representative of interest factor......           7           8
  Income tax expense and other taxes on income..............          53          50
                                                                   -----       -----
     Earnings as defined....................................       $ 191       $ 193
                                                                   =====       =====
Interest....................................................       $  57       $  67
Interest capitalized........................................           2           3
Portion of rentals representative of interest factor........           7           8
                                                                   -----       -----
     Fixed charges as defined...............................       $  66       $  78
                                                                   =====       =====
Ratio of earnings to fixed charges..........................        2.89        2.47
                                                                   =====       =====

                                        23